Contact:	Stephen C. Vaughan
Vice President and Chief Financial Officer
(405)225-4800

SONIC'S THIRD QUARTER EARNINGS PER DILUTED SHARE INCREASE 15%

Same-Store Sales Up 4.0%; New Drive-In Openings Accelerate

OKLAHOMA CITY (June 20, 2007) – Sonic Corp. (NASDAQ/NM: SONC), the nation's largest chain of drive-in restaurants, today announced record results for its third fiscal quarter ended May 31, 2007.  Highlights of the quarter included:

•	System-wide same-store sales growth of 4.0%;
•	A 15% increase in net income per diluted share to $0.31 from $0.27 per diluted share in the same quarter last year;
•	A 13% increase in total revenues to $209.9 million from $186.5 million in the year-earlier quarter; and
•	The opening of 48 new drive-ins versus a total of 43 in the same quarter last year.

Commenting on the news, Clifford Hudson, Chairman and Chief Executive Officer, said, "The solid sales trends we have experienced continued in the third quarter, and we were particularly pleased that our partner drive-ins posted their strongest same-store sales growth since the summer of 2005.  Key to this performance was the continued success of our multi-layered growth strategies, including strong new product news, continued growth in non-traditional day parts, the widening implementation of our retrofit program, the ongoing benefit of our PAYS program, and increased media expenditures to support our brand message to customers.  We are pleased to note that these sales-driving initiatives continue to shape a positive outlook for Sonic and have paced same-store sales within our long-term target range in the first three weeks of June.  With this momentum, Sonic is well positioned for a solid finish to fiscal 2007 as we begin the fourth and seasonally strongest quarter of our year."

Net income per diluted share rose 15% to $0.31 for the third quarter from $0.27 in the year-earlier period.  For the first nine months of fiscal 2007, net income per diluted share declined slightly to $0.58 compared with $0.59 last year.  The company's year-to-date earnings were reduced by previously announced special items, related primarily to Sonic's tender offer and financing activities earlier in the year, which totaled approximately $0.06 per diluted share.  Excluding special items, net income per diluted share was $0.64 for the first nine months of 2007, representing a year-over-year increase of 8%. However, as a result of increased debt and higher net interest expense associated with the company's share repurchases, net income for the third quarter declined 13% to $20.6 million versus $23.8 million last year.  For the first nine months of fiscal 2007, net income declined 21% to $42.2 million from $53.2 million in the year-earlier period.

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Revenues for the third fiscal quarter rose 13% to $209.9 million from $186.5 million in the year-earlier period, with the year-over-year growth reflecting same-store sales gains, the acquisition of eight franchise drive-ins effective January 1, 2007, and increased franchising income related to new development as well as the company's ascending royalty rate.  Revenues for the first nine months of fiscal 2007 increased 10% to $546.2 million from $495.2 million in the same period last year.

Sonic's system-wide same-store sales increased 4.0% during the third quarter versus 4.3% in the year-earlier period, reflecting a 4.1% increase at franchise drive-ins and a 3.3% increase at partner drive-ins.  For the first nine months of fiscal 2007, system-wide same-store sales increased 3.2% compared with 4.8% for the first nine months of fiscal 2006, reflecting a 3.5% increase at franchise drive-ins and a 1.6% increase at partner drive-ins.

Sonic's strong sales reflect the positive impact of the company's new product news, backed by system-wide marketing expenditures that should exceed $170 million this fiscal year, versus $145 million in fiscal 2006.  The company has directed approximately one-half of this annual media plan toward national cable advertising, which has provided additional reach to both core and developing markets and also has enabled Sonic to post strong opening sales as it enters new markets.  Sales by franchise drive-ins in fiscal 2007 also have continued to benefit from the implementation of Sonic's new PAYS program (credit card terminals at each drive-in stall), which began in February 2005 and was virtually completed by the end of December 2006.  The positive impact of the PAYS rollout is expected to continue throughout calendar 2007.

Franchising income for the third quarter was boosted by two positive developments.  First, Sonic recently offered franchisees the option to convert to a newer form of license agreement that extends the franchisees' license agreement term for 20 years from the date of conversion.  The new agreement, which went into effect April 1, 2007, for 787 franchise drive-ins, added about $500 thousand in incremental royalty income in the third quarter and is expected to add another $750 thousand to $800 thousand in the fourth quarter.  Also, new drive-in development accelerated during the quarter.  In the third quarter, Sonic opened 48 new drive-ins, including 43 franchise drive-ins, compared with a total of 43 in the year-earlier period, which included 37 by franchisees.  For the first nine months of fiscal 2007, the total number of drive-in openings was 114 compared with 109 in the first nine months of fiscal 2006.  Sonic still anticipates opening a total of 180-190 new drive-ins in fiscal 2007, including approximately 150-160 by franchisees.

During the third quarter, Sonic continued to implement its new retrofit program, which the company began testing in 2003 and finalized late last summer as to actual prototype elements.  Through the first nine months of fiscal 2007, Sonic has retrofitted 120 partner drive-ins, including 66 in the third quarter.  The company also has extended the rollout of this program to its franchisees, who have retrofitted 81 drive-ins, including 76 in the third quarter.  The reception of Sonic's new look by customers and franchisees has been very encouraging, providing momentum for this multi-year retrofit program.  The company plans to retrofit a total of 150 partner drive-ins this fiscal year, along with 250 to 300 franchise drive-ins.  The retrofit of the entire Sonic system is expected to occur over the next three to four years.

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In the fourth fiscal quarter ending August 31, 2007, Sonic estimates that diluted earnings per share will total approximately $0.32 to $0.33 versus $0.29 per diluted share in the year-earlier quarter.  The company bases this outlook on the following assumptions:
•	Total revenue growth of 10% to 12% over the comparable 2006 period, reflecting:
o	System-wide same-store sales growth within the company's 2% to 4% target range for the fourth quarter;
o	Approximately 65 to 75 new drive-in openings in the fourth quarter, including 50 to 60 by franchisees;
o	The contribution of eight franchise drive-ins acquired effective January 1, 2007; and
o
Growth in the company's franchising income of approximately $3.5 million to $4.0 million, which includes both franchise fees and franchise royalties and reflects the impact of additional drive-ins and higher volumes based on the company's unique ascending royalty rate, as well as the impact of the license conversion mentioned earlier.

•	Restaurant-level costs are expected to be unfavorable as a percentage of sales, on a year-over-year basis, by approximately 75 to 125 basis points based upon:
o	Increased costs in dairy and soybean oil; and
o	Increased labor costs on a year-over-year basis, reflecting recent minimum wage increases in several states and an increase in the federal minimum wage effective late in July.
o	To partially offset these cost pressures, Sonic expects to increase prices at partner drive-ins in late July.
•	Growth in corporate overhead expenses in the 10% to 12% range.
•	An increase in depreciation and amortization expense in the range of 10% from the prior year due to asset additions.
•
Net interest expense in the range of $11 million to $12 million, up from $2.0 million in the year-earlier quarter, which reflects approximately $560 million in additional debt; as a result of the company's share repurchases this year, weighted average outstanding common shares for the fourth quarter of fiscal 2007 are expected to decline to approximately 67 million from 88 million in the fourth quarter of fiscal 2006; the positive impact from this decline will be offset partially by higher interest expense, resulting in accretion to reported earnings per share of approximately $0.01 to $0.02 per share for the fourth quarter.

•	A tax rate in the range of 36% to 37% for the quarter.
•
An ongoing outlook for total capital expenditures of approximately $80 million for the year, excluding acquisitions, for the cost of partner drive-in development as well as higher expenditures for the retrofit of approximately 150 partner drive-ins (at an average projected cost of $125,000 to $135,000 each).

•
Continued positive cash flow from operations, which is expected to be used in the fourth and future quarters to fund capital expenditures and, on an opportunistic basis, to repurchase company stock or purchase franchise drive-ins.

•
The benefit of repurchasing approximately $506 million of common stock since the beginning of the fiscal year, leaving approximately $40 million authorized under its stock repurchase program through August 31, 2007.

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A listen-only simulcast of Sonic's third quarter conference call can be accessed at the company's web site.  The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, June 21, 2007.  An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until July 21, 2007.

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,200 drive-ins coast to coast and in Mexico, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system-wide drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system-wide growth in sales, and both franchise and system-wide average drive-in sales and change in same-store sales.  System-wide information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of the brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP. Unaudited Financial Highlights (In thousands, except per share amounts)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Revenues	$209,921	$186,469	$546,163	$495,217
Income from operations	43,316	39,060	97,737	89,764
Debt extinguishment and other costs	--	--	6,076	--
Net income	20,648	23,834	42,159	53,168
Net income per share – diluted	0.31	0.27	0.58	0.59
Weighted average shares – diluted	67,408	89,007	72,308	89,596

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SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Drive-Ins in Operation
Partner:
Total at beginning of period	639	599	623	574
Opened	5	6	15	16
Acquired from (sold to) franchisees	--	--	8	15
Closed	--	(1)	(2)	(1)
Total at end of period	644	604	644	604
Franchise:
Total at beginning of period	2,606	2,490	2,565	2,465
Opened	43	37	99	93
Acquired from (sold to) company	--	--	(8)	(15)
Closed (net of reopening)	(2)	(2)	(9)	(18)
Total at end of period	2,647	2,525	2,647	2,525
System-wide:
Total at beginning of period	3,245	3,089	3,188	3,039
Opened	48	43	114	109
Closed (net of reopening)	(2)	(3)	(11)	(19)
Total at end of period	3,291	3,129	3,291	3,129

Core markets	2,474	2,392	2,474	2,392
Developing markets	817	737	817	737
All markets	3,291	3,129	3,291	3,129

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

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SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006

Sales Analysis
Partner Drive-Ins:
Total sales	$175,027	$156,921	$458,453	$418,719
Average drive-in sales	275	262	726	706
Change in same-store sales	3.3%	1.4%	1.6%	2.2%
Franchise Drive-Ins:
Total sales	$800,373	$737,271	$2,112,719	$1,954,516
Average drive-in sales	309	296	820	791
Change in same-store sales	4.1%	5.0%	3.5%	5.4%
System-wide:
Change in total sales	9.1%	10.3%	8.3%	10.3%
Average drive-in sales	$300	$289	$800	774
Change in same-store sales	4.0%	4.3%	3.2%	4.8%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$308	$297	$828	$802
Developing markets	275	259	711	679
System-wide change in same-store sales:
Core markets	4.1%	4.8%	3.6%	5.3%
Developing markets	3.3%	2.2%	1.5%	2.6%

Note:  Change in same-store sales based on drive-ins open for at least 15 months.

Markets are identified based on television viewing areas and further classified as core or developing markets based upon the number of drive-ins in a market and the level of advertising support.  Market classifications are updated periodically.

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SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Third Quarter Ended, May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Income Statement Data
Revenues:
Partner Drive-In sales	$175,027	$156,921	$458,453	$418,719
Franchise Drive-Ins:
Franchise royalties	30,523	26,599	78,146	69,597
Franchise fees	1,367	1,268	3,118	3,088
Other	3,004	1,681	6,446	3,813
	209,921	186,469	546,163	495,217
Costs and expenses:
Partner Drive-Ins:
Food and packaging	45,324	40,213	119,103	109,480
Payroll and other employee benefits	52,472	46,418	141,152	126,358
Minority interest in earnings of Partner Drive-Ins	8,232	8,182	18,091	17,503
Other operating expenses	33,374	28,942	92,586	83,154
	139,402	123,755	370,932	336,495

Selling, general and administrative	15,236	13,293	43,670	38,703
Depreciation and amortization	11,225	10,185	33,082	30,079
Provision for impairment of long-lived assets	742	176	742	176
	166,605	147,409	448,426	405,453

Income from operations	43,316	39,060	97,737	89,764

Interest expense	11,636	2,404	29,150	6,522
Debt extinguishment costs	--	--	6,076	--
Interest income	(715)	(189)	(2,166)	(904)
Net interest expense	10,921	2,215	33,060	5,618
Income before income taxes	32,395	36,845	64,677	84,146
Provision for income taxes	11,747	13,011	22,518	30,978
Net income	$20,648	$23,834	$42,159	$53,168

Net income per share:
Basic	$0.32	$0.28	$0.61	$0.61
Diluted	$0.31	$0.27	$0.58	$0.59
Weighted average shares used in calculation:
Basic	64,985	85,993	69,639	86,545
Diluted	67,408	89,007	72,308	89,596

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SONIC CORP.
Unaudited Supplemental Information

	Third Quarter Ended May 31,		Nine Months Ended May 31,
	2007	2006	2007	2006
Margin Analysis
Partner Drive-Ins:
Food and packaging	25.9%	25.6%	26.0%	26.1%
Payroll and employee benefits	30.0	29.6	30.8	30.2
Minority interest in earnings of Partner Drive-Ins	4.7	5.2	3.9	4.2
Other operating expenses	19.1	18.5	20.2	19.9
	79.7%	78.9%	80.9%	80.4%

	May 31,	August 31,
	2007	2006
	(In thousands)
Balance Sheet Data
Total assets	$743,959	$638,018
Current assets	91,874	42,510
Current liabilities	92,742	78,095
Obligations under capital leases, long-term debt,
and other non-current liabilities	711,918	168,230
Stockholders' equity (deficit)	(60,701)	391,693

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